EXHIBIT 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

News Release

FOR RELEASE AT 5:30 AM PDT NOVEMBER 2, 2012

Chevron Reports Third Quarter Net Income of $5.3 Billion,

Compared to $7.8 Billion in Third Quarter 2011

•	Upstream progresses key projects in support of long-term growth
•	Downstream reaches additional repositioning milestones

SAN RAMON, Calif., November 2, 2012 – Chevron Corporation (NYSE: CVX) today reported earnings of $5.3 billion ($2.69 per share – diluted) for the third quarter 2012, compared with $7.8 billion ($3.92 per share – diluted) in the 2011 third quarter.

Sales and other operating revenues in the third quarter 2012 were $56 billion, compared to $61 billion in the year-ago period.

Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2012	2011	2012	2011

Earnings by Business Segment
Upstream	$5,139	$6,201	$16,930	$19,049
Downstream	689	1,986	3,374	3,652
All Other	(575)	(358)	(1,370)	(929)

Total (1)(2)	$5,253	$7,829	$18,934	$21,772

(1) Includes foreign currency effects	$ (293)	$ 449	$ (323)	$ 204
(2) Net income attributable to Chevron Corporation (See Attachment 1)

“This quarter’s earnings were solid, but off from their near record level of a year ago,” said Chairman and CEO John Watson. “Crude oil prices were down and we had a heavy period of planned oil field maintenance which temporarily reduced oil and gas production in several locations. Foreign currency movements also hurt our results this quarter, while they benefited the year-ago period.”

“We continue to progress our upstream projects,” Watson added. “Gorgon in Australia and Bigfoot and Jack/St. Malo in the deepwater Gulf of Mexico are all over 50 percent complete. The Wheatstone Project in Australia is also off to a good start. Each of these projects is expected to deliver significant future value for our shareholders.”

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Additional upstream milestones in recent months include:

•

Australia – Completed the acquisition of additional interest in the Clio and Acme fields in the Carnarvon Basin in exchange for Chevron’s interest in the Browse development. Consolidating interests in the Carnarvon Basin fits strategically with long-term plans to grow the Wheatstone area resource base, and create expansion opportunities for the Wheatstone Project.

•	Australia – Completed the sale of an equity interest in the Wheatstone Project to Tokyo Electric.
•	Australia – Announced two natural gas discoveries, Satyr-2 and Satyr-4, in the Carnarvon Basin in 50 percent-owned Block WA-374-P.
•	Sierra Leone – Awarded a 55 percent interest and operatorship in two deepwater exploration blocks.
•	United States – Announced an agreement to acquire additional acreage in New Mexico. The acreage is located in the Delaware Basin where the company is already one of the largest leaseholders.

“In the downstream, we continue to reposition the business toward high growth chemical and specialty products and to sell non-core assets,” Watson said. The company’s 50 percent-owned Chevron Phillips Chemical Company LLC (CPChem) announced that its 35 percent-owned Saudi Polymers Company began commercial production at its petrochemical project in Al Jubail, Saudi Arabia. Also in the third quarter, the company completed the sale of its idled Perth Amboy, New Jersey, refinery, which had been operating as a terminal, and two of its fuels marketing businesses in the Caribbean.

Watson noted that, while investing for long-term production growth, the company remained focused on providing near-term shareholder returns as well. The company purchased $1.25 billion of its common stock in the third quarter 2012 under its share repurchase program.

UPSTREAM

Worldwide net oil-equivalent production was 2.52 million barrels per day in the third quarter 2012, down from 2.60 million barrels per day in the 2011 third quarter. Production increases from project ramp-ups in Thailand, Nigeria and the United States were more than offset by the effects of planned maintenance-related downtime, normal field declines, continued shut-in of the Frade Field in Brazil, dispositions and storm-related shut-ins in the Gulf of Mexico. The company expects increased production in the fourth quarter 2012 compared to the current quarter, reflecting the completion of planned turnarounds and restoration of shut-in production in the Gulf of Mexico.

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U.S. Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2012	2011	2012	2011

Earnings	$1,122	$1,508	$3,969	$4,907

U.S. upstream earnings of $1.12 billion in the third quarter 2012 were down $386 million from a year earlier, primarily due to lower crude oil and natural gas realizations and lower production.

The company’s average sales price per barrel of crude oil and natural gas liquids was $91 in the third quarter 2012, down from $97 a year ago. The average sales price of natural gas was $2.63 per thousand cubic feet, compared with $4.14 in last year’s third quarter.

Net oil-equivalent production of 637,000 barrels per day in the third quarter 2012 was down 25,000 barrels per day, or 4 percent, from a year earlier. The decrease in production was associated with normal field declines, an absence of volumes associated with Cook Inlet, Alaska, assets sold in 2011, and the effects of storm-related shut-ins in 2012 in the Gulf of Mexico. Partially offsetting this decrease was further ramp-up at the Perdido and Caesar/Tonga projects in the Gulf of Mexico. The net liquids component of oil-equivalent production decreased 3 percent in the 2012 third quarter to 440,000 barrels per day, while net natural gas production decreased 6 percent to 1.18 billion cubic feet per day.

International Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2012	2011	2012	2011

Earnings*	$4,017	$4,693	$12,961	$14,142

*Includes foreign currency effects	$(252)	$304	$(241)	$214

International upstream earnings of $4.02 billion decreased $676 million from the third quarter 2011. The decline between quarters was primarily due to lower volumes and realizations for crude oil, as well as higher exploration expense. Mostly offsetting these effects was a nearly $600 million gain on sale of an equity interest in the Wheatstone Project, and lower tax items. Foreign currency effects decreased earnings by $252 million, compared with an increase of $304 million a year earlier.

The average sales price for crude oil and natural gas liquids in the 2012 third quarter was $98 per barrel, down from $103 a year earlier. The average price of natural gas was $6.03 per thousand cubic feet, compared with $5.50 in last year’s third quarter.

Net oil-equivalent production of 1.88 million barrels per day in the third quarter 2012 was down 58,000 barrels per day from a year ago. Production increases from project ramp-ups in Thailand and Nigeria were more than offset by planned maintenance-related downtime, continued shut-in of the Frade Field in Brazil and normal field declines. The net liquids component of oil-equivalent production decreased 8 percent to 1.25 million barrels per day, while net natural gas production increased 8 percent to 3.78 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2012	2011	2012	2011

Earnings	$456	$704	$1,717	$1,710

U.S. downstream operations earned $456 million in the third quarter 2012, compared with earnings of $704 million a year earlier. The decline was mainly due to lower margins on refined product sales and higher operating expenses.

Refinery crude oil input of 779,000 barrels per day in third quarter 2012 decreased 118,000 barrels per day from the year-ago period, primarily due to an early-August fire at the refinery in Richmond, California. Refined product sales of 1.18 million barrels per day were down 69,000 barrels per day from third quarter 2011, mainly due to lower gasoline sales. Branded gasoline sales decreased 2 percent to 519,000 barrels per day.

International Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2012	2011	2012	2011

Earnings*	$233	$1,282	$1,657	$1,942

*Includes foreign currency effects	$(43)	$148	$(76)	$16

International downstream operations earned $233 million in the third quarter 2012, compared with $1.3 billion a year earlier. Current quarter earnings decreased due to lower gains on asset sales, including the absence of a 2011 gain of approximately $500 million from the sale of the Pembroke Refinery and related marketing assets in the United Kingdom and Ireland. An unfavorable change in effects on derivative instruments also contributed to the lower earnings in the 2012 quarter. Foreign currency effects decreased earnings by $43 million in the 2012 quarter, compared with an increase of $148 million a year earlier.

Refinery crude oil input of 909,000 barrels per day increased 27,000 barrels per day from third quarter 2011. Total refined product sales of 1.56 million barrels per day in the 2012 third quarter were 2 percent lower than a year earlier, primarily related to the sale of the company’s refining and marketing assets in the United Kingdom and Ireland. Excluding the impact of 2011 asset sales, sales volumes were 3 percent higher between periods.

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ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2012	2011	2012	2011

Net Charges*	$(575)	$(358)	$(1,370)	$(929)

*Includes foreign currency effects	$2	$(3)	$(6)	$(26)

All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, energy services, alternative fuels, and technology companies.

Net charges in the third quarter 2012 were $575 million, compared with $358 million in the year-ago period. The change between periods was mainly due to higher employee compensation and benefits expenses, corporate tax items and other corporate charges.

CAPITAL AND EXPLORATORY EXPENDITURES

Capital and exploratory expenditures in the first nine months of 2012 were $22.7 billion, compared with $20.8 billion in the corresponding 2011 period. The amounts included approximately $1.4 billion in 2012 and $1.0 billion in 2011 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 90 percent of the companywide total in the first nine months of 2012.

# # #

NOTICE

Chevron’s discussion of third quarter 2012 earnings with security analysts will take place on Friday, November 2, 2012, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

Chevron will post selected fourth quarter 2012 interim performance data for the company and industry on its Web site on Thursday, January 10, 2013, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” section.

Cautionary Statement Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 29 through 31 of the company’s 2011 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

Attachment 1

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Nine Months
(unaudited)	Ended September 30		Ended September 30

	2012	2011	2012	2011
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$55,660	$61,261	$174,336	$186,344
Income from equity affiliates	1,274	2,227	5,074	5,796
Other income	1,110	944	1,947	1,581

Total Revenues and Other Income	58,044	64,432	181,357	193,721

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	33,982	37,600	106,807	113,560
Operating, selling, general and administrative expenses	7,046	6,493	19,839	19,116
Exploration expenses	475	240	1,371	830
Depreciation, depletion and amortization	3,370	3,215	9,859	9,598
Taxes other than on income *	3,239	3,544	9,125	12,948
Interest and debt expense	—	—	—	—

Total Costs and Other Deductions	48,112	51,092	147,001	156,052

Income Before Income Tax Expense	9,932	13,340	34,356	37,669
Income tax expense	4,624	5,483	15,317	15,813

Net Income	5,308	7,857	19,039	21,856
Less: Net income attributable to noncontrolling interests	55	28	105	84

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$5,253	$7,829	$18,934	$21,772

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.71	$3.94	$9.69	$10.93
- Diluted	$2.69	$3.92	$9.62	$10.86
Dividends	$0.90	$0.78	$2.61	$2.28

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,945,840	1,984,643	1,954,584	1,991,091
- Diluted	1,960,141	1,998,673	1,968,939	2,005,381

* Includes excise, value-added and similar taxes.	$2,163	$1,974	$5,879	$6,372

Attachment 2

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars)

(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Upstream
United States	$1,122	$1,508	$3,969	$4,907
International	4,017	4,693	12,961	14,142

Total Upstream	5,139	6,201	16,930	19,049

Downstream
United States	456	704	1,717	1,710
International	233	1,282	1,657	1,942

Total Downstream	689	1,986	3,374	3,652

All Other (1)	(575)	(358)	(1,370)	(929)

Total (2)	$5,253	$7,829	$18,934	$21,772

SELECTED BALANCE SHEET ACCOUNT DATA	Sept. 30, 2012	Dec. 31, 2011
Cash and Cash Equivalents	$21,313	$15,864
Time Deposits	$8	$3,958
Marketable Securities	$261	$249
Total Assets	$226,864	$209,474
Total Debt	$12,336	$10,152
Total Chevron Corporation Stockholders' Equity	$132,941	$121,382

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream	$1,696	$2,060	$5,043	$6,341
Downstream	442	362	1,121	894
Other	188	109	340	455

Total United States	2,326	2,531	6,504	7,690

International
Upstream	5,841	4,583	15,419	12,444
Downstream	262	297	747	663
Other	1	2	3	5

Total International	6,104	4,882	16,169	13,112

Worldwide	$8,430	$7,413	$22,673	$20,802

(1)    Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$84	$55	$182	$194
International	457	396	1,186	841

Total	$541	$451	$1,368	$1,035

Attachment 3

CHEVRON CORPORATION - FINANCIAL REVIEW

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	440	453	452	471
International	1,249	1,353	1,302	1,389

Worldwide	1,689	1,806	1,754	1,860

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,184	1,260	1,180	1,276
International	3,778	3,496	3,840	3,663

Worldwide	4,962	4,756	5,020	4,939

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	637	662	649	684
International	1,879	1,937	1,941	2,000

Worldwide	2,516	2,599	2,590	2,684

SALES OF NATURAL GAS (MMCF/D):
United States	5,447	5,812	5,457	5,767
International	4,008	4,303	4,349	4,375

Worldwide	9,455	10,115	9,806	10,142

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	152	160	154	160
International	92	78	87	87

Worldwide	244	238	241	247

SALES OF REFINED PRODUCTS (MB/D):
United States	1,183	1,252	1,231	1,267
International (5)	1,561	1,590	1,550	1,733

Worldwide	2,744	2,842	2,781	3,000

REFINERY INPUT (MB/D):
United States	779	897	877	883
International (6)	909	882	853	977

Worldwide	1,688	1,779	1,730	1,860

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	45	44	42	40
Venezuela Affiliate - Synthetic Oil	1	31	14	31
(3) Includes natural gas consumed in operations (MMCF/D):

United States	43	72	49	71
International	504	477	523	482
(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) Includes share of affiliate sales (MB/D):	491	500	522	549
(6) As of June 2012, Star Petroleum Refining Company crude-input volumes are reported on a 100 percent consolidated basis. Prior to June 2012, crude-input volumes reflect a 64 percent equity interest.